Exhibit 6

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Ordinary Shares of Scienjoy Holding Corporation dated as of May 18, 2020 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: May 18, 2020

WBY Entertainment Holdings Ltd.

/s/ Bo Wan
Name: Bo Wan
Title: Director

/s/ Bo Wan
Bo Wan